Attachment A

Continental Airlines' Quarterly Update
	2003 Estimated Year-over-Year %Change		2004 Estimated Year-over-Year %Change
ASMs	4th Qtr.(E)	Full Year (E)	Full Year (E)
Domestic Latin America Trans-Atlantic Pacific Total Mainline Regional	(0.5)% (3.5)% 2.5% (0.5)% (0.5)% 40.5%	(3.0)% (1.5)% 1.5% (5.5)% (2.3)% 36.0%	3.2% 4.7% 11.0% 13.7% 5.7% 21.0%
2003 Estimate
Load Factor	4th Qtr.(E)	Full Year(E)
Mainline Regional	74 - 75% 68 - 69%	75 - 76% 67 - 68%
2003 Estimated (cents)
Mainline Operating Statistics	4th Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a) CASM Ex-Fuel (including special items)(b)	9.45 - 9.50 8.14 - 8.19	9.32 - 9.35 (0.12) 7.94 - 7.97
2003 Estimated (cents)
Consolidated Operating Statistics	4th Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a) CASM Ex-Fuel (including special items) (b)	10.03 - 10.08 - 8.64 - 8.69	9.92 - 9.95 (0.11) 8.46 - 8.49
2003 Estimate
Fuel Gallons Consumed	4th Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price (excluding fuel taxes)	308 Million 58 Million 83 - 86 cents	1,250 Million 215 Million 86 - 89 cents
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Fourth Quarter	60%	$28.75/Barrel

2003 Estimated Amounts ($Millions)
Selected Expense Amounts	4th Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$225 $165 $110 $90	$895 $635 $447 $355

Cash Capital Expenditures	2003 Estimated Amounts ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits	$100 95 50 $245 (50) $195

Continental Airlines, Inc. Quarterly Tax Computation
Taxes on Consolidated Profit/(Loss) Tax Related to XJT Minority Interest Permanent Tax Differences Total Tax	Tax Rate of 36.8% XJT NI x Ownership 30.9% x 36.8% $ 3 Million Sum of the Above	Debit /(Credit) Debit Debit

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2003 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Under $19	65.4 65.4 65.4	75.3 71.2 65.4	$3.6 $1.4 --

Full Year 2003 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $140 Between $74 - $140 Under $74	65.4 65.4 65.4	74.7 70.6 65.4	$14.2 $5.7 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information

3rd Qtr 2003
(in millions except per share data)	Net Income (Loss)

GAAP
Items Excluded:
Gain on dispositions of ExpressJet
Holdings shares
Non-GAAP

Interest addback from dilutive securities

Shares Used for Computation:
Basic

Diluted Earnings per Share excluding
Gain on dispositions of ExpressJet
Holding shares

$ 133 (100) $ 33 $1 $34 70.5 $ 0.49

  Special items include a $65 million charge during the first quarter of 2003 and a security fee reimbursement ($173 million related to mainline operations and an additional $3 million related to regional operations) and a $14 million charge associated with the deferral of aircraft deliveries in the second quarter 2003.
  Cost per available seat mile excluding fuel is computed by subtracting fuel cost from total operating costs and dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.